Exhibit 99.1

News Release

Weatherford Reports Fourth Quarter Income From Continuing Operations
of $0.90 Per Diluted Share

Diluted Earnings per Share From Continuing Operations of $0.55, Excluding Gain on Sale of Universal
Common Stock

HOUSTON, February 7, 2005 — Weatherford International Ltd. (NYSE: WFT) today reported 2004 fourth quarter revenues of $882.6 million and income from continuing operations of $132.9 million, or $0.90 per diluted share. Fourth quarter results include a gain of $52.4 million, or $0.35 per diluted share, relating to the sale of four million shares of Universal Compression Holdings, Inc.’s common stock. Excluding the gain, fourth quarter results were $0.55 per diluted share from continuing operations, a 53 percent improvement over fourth quarter 2003 diluted earnings per share of $0.36.

Revenues and operating income in the fourth quarter of 2004 improved $172.2 million and $43.7 million, or 24 percent and 54 percent, above the fourth quarter of 2003, respectively. The revenue increase reflects improvements in all geographic regions. Eastern Hemisphere revenues increased 12 percent, well above the 6 percent improvement in Eastern Hemisphere rig count. North American revenues increased $122.0 million, or 34 percent, as both Canada and the United States posted record activity levels.

Sequentially, fourth quarter revenues and operating income improved $88.3 million and $14.1 million, respectively. Canada, Middle East/North Africa, and the United States were the primary contributors to the growth. Europe/West Africa revenues remained relatively flat despite the seasonal decline in the North Sea.

For the full year 2004, revenues were $3.1 billion and income from continuing operations was $337.3 million ($2.35 per diluted share). The 2004 results include $77.6 million of gains ($0.52 per diluted share) on the sale of seven million shares of Universal’s common stock. In 2003, annual revenues were $2.6 billion, and income from continuing operations before charges was $171.0 million ($1.29 per diluted share). After-tax charges for 2003 included $23.8 million, or $0.17 per diluted share, related to debt redemption, severance and an equity investment’s debt restructuring.

Drilling Services

Revenues in the fourth quarter of 2004 were $494.4 million, 23 percent above the prior year’s fourth quarter and 10 percent higher than the preceding quarter. Operating income of $108.7 million was 45 percent higher than the prior year and 11 percent higher than the third quarter. Sequentially, Drilling Services’ fourth quarter performance reflects strong growth in the Middle East and higher activity levels in Canada, offset in part by a seasonal decline in the North Sea.

The drilling methods product line posted the strongest growth for the year with a 24 percent improvement over 2003. Drilling tools, intervention services and well construction improved 20, 19, and 15 percent, respectively.

Production Systems

Revenues of $388.2 million in the fourth quarter of 2004 were 26 percent above the fourth quarter of 2003 and 13 percent above the preceding quarter. Operating income of $51.1 million was 54 percent higher than the prior year’s fourth quarter and 16 percent higher than the preceding quarter. Sequentially, North American revenues increased $34.0 million, led by a 22 percent growth in Canada. International markets grew by 8 percent, led by strong growth in the Middle East. On a product line basis, production optimization improved 39 percent, artificial lift systems improved 31 percent and completions systems improved 18 percent over 2003 levels.

Research and Development

The Company’s Research and Development expenditures were $23.8 million in the fourth quarter. Expenditures increased $3.4 million sequentially primarily due to prototype expenses. These expenses are a result of the commitment to raise the technology content of products and services.

Corporate Expenses

Corporate expenses increased sequentially and as compared to the same period last year due to corporate governance compliance. These expenses are primarily associated with the company’s Sarbanes-Oxley 404 project.

Other Income (Expense)

The Company sold four million shares of Universal’s common stock during the fourth quarter of 2004 and seven million shares year to date. Net proceeds for the fourth quarter and the full year 2004 were $141.8 million and $231.8 million and resulted in gains of $52.4 million and $77.6 million, respectively. There were no tax effects associated with the dispositions.

Other, Net was an expense of $2.6 million, primarily due to currency losses posted in the fourth quarter.

Conference Call

The company will host a conference call with financial analysts to discuss the fourth quarter 2004 results on February 7, at 9:00 a.m. (CDT). The company invites investors to listen to a play back of the conference call at the company’s website, www.weatherford.com in the “investor relations” section. Further, the “investor relations/financial information” section of the company’s website includes a disclosure and reconciliation of non-GAAP financial measures that are used in this release and that may be used periodically by management when discussing the company’s financial results with investors and analysts.

Weatherford is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs approximately 18,000 people worldwide.

# # #

Contact:	Lisa W. Rodriguez	(713) 693-4746
Chief Financial Officer

	Andrew P. Becnel	(713) 693-4136
Vice President — Finance

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford’s prospects for its operations and the successful integration of the plan of restructuring, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.’s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand for and pricing of Weatherford’s products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

Weatherford International Ltd.
Consolidated Condensed Statements of Income
(In 000’s, Except Per Share Amounts)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
		(Restated)		(Restated)
Net Revenues:
Drilling Services	$494,396	$402,525	$1,773,295	$1,493,604
Production Systems	388,209	307,890	1,358,479	1,068,430

	882,605	710,415	3,131,774	2,562,034

Operating Income (Expense):
Drilling Services	108,660	74,712	370,208	280,574
Production Systems	51,063	33,119	162,575	122,571
Research and Development	(23,833)	(20,138)	(83,552)	(81,963)
Equity in Earnings	5,848	4,444	22,405	14,947
Non-recurring Expense	—	—	—	(7,710)
Corporate Expenses	(16,652)	(10,754)	(55,889)	(42,202)

	125,086	81,383	415,747	286,217

Other Income (Expense):
Gain on Sale of Universal Common Stock	52,362	—	77,642	—
Other, Net	(2,593)	1,464	(4,121)	7,810
Interest Expense, Net	(13,928)	(15,795)	(59,716)	(74,538)
Debt Redemption Expense	—	—	—	(20,911)

Income from Continuing Operations Before Income Taxes	160,927	67,052	429,552	198,578
Provision for Income Taxes	(27,998)	(17,680)	(92,253)	(51,335)

Income from Continuing Operations	132,929	49,372	337,299	147,243
Income (Loss) from Discontinued Operations, Net of Taxes	626	(535)	(7,153)	(3,891)

Net Income	$133,555	$48,837	$330,146	$143,352

Basic Earnings Per Share:
Income from Continuing Operations	$0.97	$0.37	$2.52	$1.16
Income (Loss) from Discontinued Operations	0.01	(0.00)	(0.06)	(0.03)

Net Income	$0.98	$0.37	$2.46	$1.13

Diluted Earnings Per Share:
Income from Continuing Operations	$0.90	$0.36	$2.35	$1.12
Income (Loss) from Discontinued Operations	0.00	(0.00)	(0.05)	(0.03)

Net Income	$0.90	$0.36	$2.30	$1.09

Weighted Average Shares Outstanding:
Basic	136,435	131,845	134,000	126,524
Diluted	151,520	145,444	148,684	131,761

Weatherford International Ltd.
Supplemental Information
(In 000’s)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
		(Restated)		(Restated)
Geographic Revenues:
Eastern Hemisphere	$317,650	$283,374	$1,160,827	$1,017,749
United States	321,405	222,791	1,140,974	855,321
Canada	155,380	132,017	528,581	442,562
Latin America	88,170	72,233	301,392	246,402

	$882,605	$710,415	$3,131,774	$2,562,034

Depreciation and Amortization:
Drilling Services	$47,537	$42,803	$182,669	$171,837
Production Systems	17,795	16,059	66,140	53,422
Research and Development	1,151	681	4,606	4,639
Other	613	385	2,469	2,519

	$67,096	$59,928	$255,884	$232,417

Research and Development:
Drilling Services	$11,519	$10,708	$41,090	$41,945
Production Systems	12,314	9,430	42,462	40,018

	$23,833	$20,138	$83,552	$81,963

Selected Balance Sheet Information
(In 000’s)

	December 31,	December 31,
	2004	2003
		(Restated)

Cash	$317,439	$56,082
Accounts Receivable, Net	739,223	556,306
Inventories	679,607	616,748
Accounts Payable	279,763	234,599
Short-Term Borrowings and Long-Term Debt	1,426,667	1,586,953
Shareholders’ Equity	3,299,016	2,708,068
Accounts Receivable Securitization (Off Balance Sheet)	—	75,000